EXHIBIT 99.2Contacts:Thad Trent EVP Finance & Administration and CFO (408) 943-2925 Joseph L. McCarthy Director, Corporate Communications (408) 943-2902

FOR IMMEDIATE RELEASE

Cypress CEO to Step Down

SAN JOSE, Calif., April 28, 2016—Cypress Semiconductor Corp. (NASDAQ: CY) today announced that its CEO, T.J. Rodgers, will step down this week and that a search—both internal and external—would be launched to replace him.  In the interim, daily operational activities will be taken over by an Office of the CEO comprised of four current Cypress EVPs: Hassane El-Khoury (EVP, Programmable Systems Division), Dana Nazarian (EVP, Memory Products Division), Joe Rauschmayer (EVP, Manufacturing) and Thad Trent (CFO).  Rodgers will remain on the Cypress Board and become a project leader working on key technical projects.

Rodgers said, “This March, Valeta and I celebrated my 68th birthday in Mexico.  Upon reflection, while I am still passionately interested in Element 14, silicon, I have always planned not to be spending most of my time in the last decade of my career immersed in the details of the operations, including those of the 7,000-person company that Cypress has become.  And, to be completely candid, the board and even the executive staff have urged me to bring new blood into operations.  Thus, the first-quarter 2016 report, my 120th as Cypress’s CEO, will be my last.  More importantly to me, I will now be able to work full time on the technology that has fascinated me since my mother first kindled my interest in electronics when I was a fifth-grader.”

Rodgers continued, “I have always reserved about 30 percent of my time to work on technology and one key project.  This activity adds value to the company and remains of high interest to me at this stage of my career.  In the future Cypress management will be able to assign a key project to me and count on it getting done right.”

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Cypress CEO to Step Down – Page 2

About Cypress

Cypress (NASDAQ: CY) delivers the high-performance, high-quality solutions at the heart of today’s most advanced embedded systems. Its products are used in automotive and industrial platforms and highly interactive consumer and mobile devices. With a broad, differentiated product portfolio that includes Traveo™ microcontrollers, the industry’s only PSoC® programmable system-on-chip solutions, analog and PMIC Power Management ICs, CapSense® capacitive touch-sensing controllers, Wireless BLE Bluetooth Low-Energy and USB connectivity solutions, and NOR flash memories, F-RAM™ and SRAM, Cypress is committed to providing its customers worldwide with consistent innovation, best-in-class support and exceptional system value. To learn more, go to www.cypress.com.

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Cypress, the Cypress logo, PSoC and CapSense are registered trademarks and F-RAM and Traveo are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

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